Exhibit 21.1

List of Subsidiaries

Globant S.A.	Spain	100% Globant S.A. (Luxembourg)
Software Product Creation S.L.	Spain	100% Globant S.A.
4.0 S.R.L.	Argentina	99.99% Globant S.A.
00.01% Software Product Creation S.L.
Sistemas Globales Buenos Aires S.R.L.	Argentina	99.99% Globant S.A.
00.01% Software Product Creation S.L.
Sistemas Colombia S.A.S.	Colombia	99.99% Globant S.A.
00.01% Software Product Creation S.L.
Globant LLC	USA	100% Globant S.A.
Sistemas Globales Uruguay S.A.	Uruguay	100% Globant S.A.
Sistemas UK Ltda.	England & Wales	100% Globant S.A.
Sistemas Globales Chile Asesorías Ltda.	Chile	95.00% Globant S.A.
05.00% Software Product Creation S.L.
Global Systems Outsourcing S.R.L. de C.V.	Mexico	99.99% Globant S.A.
00.01% 4.0 S.R.L.
Globant Brasil Participacoes Ltda.	Brazil	99.99% Globant S.A.
00.01% Software Product Creation S.L.
IAFH Global S.A.	Argentina	93.15% Globant S.A.
0.34% 4.0 S.R.L.
6.51% Sistemas Globales Buenos Aires S.R.L.
Sistemas Globales S.A.	Argentina	32.29% Globant S.A.
3.76% 4.0 S.R.L.
Terraforum Consultoria Ltda.	Brazil	63.95% Sistemas Globales Buenos Aires S.R.L.
00.01% Software Product Creation S.L.
Huddle Investment LLP	England & Wales	93.125% Globant S.A. (Luxembourg)
06.875% Globant S.A.
Huddle Group S.A.	Argentina	98.60% Huddle Investment LLP
01.40% Huddle Group S.A. (Chile)
Huddle Group S.A.	Chile	99.90% Huddle Investment LLP
00.10% Sistemas Globales Chile Asesorías Ltda.
Huddle Group Corp.	USA	100.00% Huddle Investment LLP
Globant Peru S.A.C.	Peru	99.99% Globant S.A.
0.01% Software Product Creation, S.L.
Globers S.A.	Argentina	95.00% Sistemas Globales Buenos Aires S.R.L.
05.00% 4.0 S.R.L.
Clarice Technologies DVT LTD.	India	76.13% Globant S.A.
9.06% Shashank Deshpande
9.06% Sandeep Chawda
2.48% Anup Mehta
0.63% Shirish Deodhar
2.00% Hemant Joshi
0.63% Madhukar Bhatia